Exhibit 99.2

CytoSorbents Achieves Record Revenue and Product Sales Growth in 2017

MONMOUTH JUNCTION, N.J., March 8, 2018 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using CytoSorb® blood purification to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, achieves record total revenue, CytoSorb sales, and product gross margins in 2017.

2017 Financial Highlights:

•	Full year 2017 total revenue increased to $15.1 million, which includes both product sales and grant income, a 59% increase from $9.5 million in 2016
•	CytoSorb® 2017 product sales increased 63% to $13.4 million, compared to $8.2 million in 2016
•	Q4 2017 product sales were $4.3 million, compared to $2.6 million for Q4 2016, a 65% increase that continues 22 consecutive quarters of year-over-year growth
•	Product gross margins expanded to 71% for 2017, compared to 67% for 2016
•	Cash was $17.3 million at year-end (12/31/17)

2017 Operational Highlights:

•	Recognized as one of the fastest growing companies in North America on the Deloitte 2017 Fast 500
•	Awarded the 2017 Frost & Sullivan Global Blood Purification Award
•	Exceeded 35,000 cumulative human treatments, up from 20,000 at the end of 2016
•	Achieved FDA IDE approval to initiate our pivotal REFRESH 2-AKI cardiac surgery trial, intended to support U.S. regulatory approval of CytoSorb
•	Announced the funding of the CytoSorb Endocarditis REMOVE trial in Germany by the German Federal Ministry of Education and Research
•	Expanded our partnership with Fresenius Medical Care to include exclusive distribution in 6 countries, and co-marketing of CytoSorb across all of our countries, where possible
•	Partnered with Dr. Reddy’s Laboratories to expand distribution of CytoSorb to South Africa
•	Awarded $3.7M in new research grants and contracts from the U.S. government for the development of blood purification treatments for severe burn injury, fungal mycotoxin exposure, life-threatening hyperkalemia, and the development of universal plasma for transfusion
•	Launched the CytoSorb Therapeutic ECMO® kit to enable the safe and easy interchange of CytoSorb during extracorporeal membrane oxygenation (ECMO) used to support critically ill patients
•	Entered into a key partnership with Aferetica to support their PerLife organ rehabilitation system with our blood purification polymers
•	Solidified our balance sheet with an $11.5 million equity financing led by Cowen & Co, and co-managed by H.C. Wainwright, Aegis Capital, B Riley & Co., Maxim Group, and Northland Capital Markets, and the addition of $5 million in debt financing from Bridge Bank

Dr. Phillip Chan, Chief Executive Officer stated, “As I described in our January 2018 shareholder letter, 2017 was an outstanding year for the Company. We achieved strong growth and numerous milestones that have positioned us well to execute upon key objectives this year. In 2018, we expect:

1)	Achievement of operating profitability on a quarterly basis (excluding non-cash expenses and clinical trial costs)
•	Continued international sales growth driven by direct sales - particularly Germany with dedicated reimbursement, continued progress by strategic partners and independent distributors, increased adoption and applications, enhanced reimbursement, and geographic expansion
•	Product gross margin expansion, driven by increased sales and volume manufacturing from our new manufacturing facility that is expected to come on-line in Q2 2018

2)	Progress towards potential U.S. regulatory approval of CytoSorb and HemoDefend
•	Execution of the pivotal U.S. REFRESH 2 – AKI cardiac surgery trial, targeting U.S. approval by 2020-21
•	Advancement of the HemoDefend™ packed red blood cell (pRBC) transfusion filter towards a pivotal U.S. clinical trial expected to start in the next 12 months, targeting potential U.S. approval by 2020. HemoDefend aims to improve the safety and quality of the blood supply, targeting a substantial portion of the more than 100 million pRBC transfusions administerd worldwide each year

3)	Generation of new pre-clinical and clinical data
•	The Germany-funded REMOVE endocarditis trial has started
•	Expansion of our U.S. and European clinical team to drive additional Company-sponsored studies in sepsis, cardiac surgery, and other critical care applications
•	New analysis from the International CytoSorb Registry, currently with 174 participating centers
•	Progress of dozens of active investigator-initiated studies
•	Continued publication of the CytoSorb “Case of the week”
•	New pre-clinical data on additional CytoSorb applications and advancement of our product pipeline including CytoSorb XL™, K+ontrol™, and others

4)	New and expanded existing partnerships
•	Advancement of expanded partnerships with Fresenius Medical Care and Biocon with others expected

5)	Greater market awareness
•	Working closely with our investment banks, as well as our investor relations (LifeSci Advisors) and public relations (Rubenstein PR) firms to generating greater awareness of the CCompany and its technology

“We continue to believe that 2018 will be a transformational year for CytoSorbents and thank you for your continued support. Please join us this afternoon on our Q4 2017 and year end 2017 earnings call.”

Conference Call Details:

Date: Thursday, March 8, 2018

Time: 4:45 PM Eastern Time

Participant Dial-In:   323-794-2423

Live Presentation Webcast: http://public.viavid.com/index.php?id=128610

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=128610

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at http://cytosorbents.com/investor-relations/financial-results/

Fiscal Year 2017 Financial Results:

Revenues:

For the year ended December 31, 2017, we generated total revenue, which includes product revenue and grant income, of approximately $15,151,000 as compared to revenues of approximately $9,528,000 for the year ended December 31, 2016, an increase of approximately $5,623,000, or 59%. Revenue from product sales was approximately $13,382,000 for the year ended December 31, 2017, as compared to approximately $8,206,000 in the year ended December 31, 2016, an increase of approximately $5,176,000 or 63%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income increased by approximately $447,000, or 34%, to approximately $1,769,000 in 2017 from $1,322,000 in 2016 as a result of revenue received from new grants awarded during 2017.

Cost of Revenue:

For the years ended December 31, 2017 and 2016, cost of revenue was approximately $5,518,000 and $3,954,000, respectively, an increase of approximately $1,564,000, or 40%. This increase is related to an increase in product cost of revenue of approximately $1,117,000 attributable to increased sales in 2017. Product gross margins were approximately 71% for the year ended December 31, 2017, as compared to approximately 67% for the year ended December 31, 2016 due to a reduction in our product costs and a change the mix of direct and distributor sales. Grant income related expenses increased by approximately $447,000 during the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to an increase in direct labor and other costs being deployed toward grant-funded activities during the year ended December 31, 2017 as compared to the year ended December 31, 2016.

Gross Profit:

Gross profit was approximately $9,632,000 for the year ended 2017, an increase of approximately $4,058,000 or 73%, over gross profit of $5,574,000 in 2016. This increase is entirely attributed to an increase in CytoSorb product sales during 2017.

Research and Development Expenses:

Our research and development costs were approximately $4,049,000 and $4,783,000 for the years ended December 31, 2017 and 2016, respectively, a decrease of approximately $734,000, or 15%. This decrease in research and development expenditures is related to an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $447,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs, and a decrease in costs related to our various clinical studies and trials of approximately $580,000. These decreases were offset by an increase in stock-based compensation of approximately $117,000, an increase in salaries related to non-clinical research and development activities of approximately $36,000 and an increase in supplies and other research and development expenses of approximately $140,000.

Legal, Financial and Other Consulting Expenses:

Our legal, financial and other consulting costs were approximately $1,339,000 and $1,185,000 for the years ended December 31, 2017 and 2016, respectively, an increase of approximately $154,000, or 13%. This increase was due to an increase in employment agency fees of approximately $123,000 related to the hiring of senior level personnel in 2017, an increase in legal fees of approximately $17,000 related to various corporate initiatives and an increase in accounting and consulting fees of approximately $14,000.

Selling, General and Administrative Expenses:

Our selling, general and administrative expenses were approximately $14,086,000 and $11,098,000 for the years ended December 31, 2017 and 2016, respectively, an increase of approximately $2,988,000, or 27%. The increase in selling, general, and administrative expenses was due to an increase in non-cash stock compensation expense of approximately $825,000 primarily based upon achievement of the 2017 operating milestones, increases in salaries, commissions and related costs of approximately $834,000 due to headcount additions, an increase in royalty expenses of approximately $480,000 due to the increase in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $299,000, an increase in travel and entertainment costs and other expenses of approximately $213,000, an increase in occupancy cost of approximately $90,000 related to facility expansion, an increase in public relations expense of approximately $105,000, an increase in office supplies and related expenses of approximately $148,000 and other general and administrative cost increases of approximately $60,000. These increases were offset by a decrease in bad debt expense of approximately $66,000.

Interest Income (Expense), Net:

For the year ended December 31 2017, interest expense, net was approximately $749,000, as compared to interest expense, net of approximately $232,000 for the year ended December 31, 2016. This increase in net interest expense of approximately $517,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016 and outstanding for the year ended December 31, 2017 and $5,000,000 was drawn on June 30, 2017 and was outstanding during the six months ended December 31, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the year ended December 31, 2017, the gain on foreign currency transactions was approximately $1,454,000, as compared to a loss on foreign currency transactions of approximately $358,000 for the year ended December 31, 2016. The 2017 gain is directly related to the increase in the exchange rate of the Euro at December 31, 2017, as compared to December 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.20 per Euro at December 31, 2017 as compared to $1.05 per Euro at December 31, 2016. The 2016 loss is directly related to the decrease in the exchange rate of the Euro at December 31, 2016, as compared to December 31, 2015. The exchange rate of the Euro to the U.S. dollar was $1.05 per Euro at December 31, 2016 as compared to $1.08 per Euro at December 31, 2015.

Benefit from Income Taxes:

Our benefit from income taxes was approximately $677,000 and $319,000 for the years ended December 31, 2017 and 2016, respectively. These benefits were realized by utilizing the New Jersey Technology Business Tax Certificate Transfer Program whereby the State of New Jersey allows us to sell a portion of our state net operating losses to a third party.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the private and public placement of our debt and equity securities. At December 31, 2017, we had current assets of approximately $20,739,000 including cash on hand of approximately $17,322,000 and had current liabilities of approximately $7,848,000. In December 2017, we received approximately $677,000 in cash from the sale of our net operating losses to the State of New Jersey.

We believe that we have sufficient cash to fund our operations into 2019.

2018 First Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our first quarter 2018 product sales to exceed sales reported in the first quarter of 2017.

For additional information, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 8, 2018 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 45 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the “cytokine storm” or “cytokine release syndrome” that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents recently initiated its pivotal REFRESH (REduction in FREe Hemoglobin) 2 trial – a multi-center, randomized controlled, clinical trial intended to support U.S. regulatory approval of CytoSorb for use in a heart-lung machine during complex cardiac surgery to reduce organ injury.  CytoSorb® has been used in more than 35,000 human treatments to date.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM), and others. The Company has numerous products under development based upon this unique blood purification technology, protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 8, 2018, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year ended December 31,
	2017	2016	2015
Revenue:
Sales	$13,382	$8,206	$4,044
Grant income	1,769	1,322	736
Other revenue	--	--	12
Total revenue	15,151	9,528	4,792
Cost of revenue	5,519	3,954	2,213
Gross profit	9,632	5,574	2,579

Expenses:
Research and development	4,049	4,783	3,871
Legal, financial and other consulting	1,340	1,185	1,089
Selling, general and administrative	14,086	11,098	6,923
Total operating expenses	19,475	17,066	11,883

Loss from operations	(9,843)	(11,492)	(9,304)
Other income (expense), net	705	(590)	(498)
Loss before benefit from income taxes	(9,138)	(12,082)	(9,802)
Benefit from income taxes	677	319	325
Net loss	(8,461)	(11,763)	(9,477)
Dividend, warrant exercise price adjustment	336	--	--
Net loss available to common shareholders	$(8,797)	$(11,763)	$(9,477)

Earnings per share:
Basic and diluted loss per share	$(0.32)	$(0.46)	$(0.38)

Weighted average shares outstanding	27,613,911	25,433,719	24,885,809

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2017	December 31, 2016
ASSETS:
Current Assets:
Cash and cash equivalents	$17,322	$5,245
Grants and accounts receivable, net	2,206	1,433
Inventories	795	834
Prepaid expenses and other current assets	416	316
Total current assets	20,739	7,828

Property and equipment, net	1,403	569
Other assets	1,961	1,297
TOTAL ASSETS	$24,103	$9,694

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$1,244	$1,330
Accrued expenses and other current liabilities	2,604	2,115
Current Maturities of long-term debt, net of debt issuance costs	4,000	833
Total current liabilities	7,848	4,278
Long-term debt, net of current maturities	5,992	4,078
TOTAL LIABILITIES	13,840	8,356

Total stockholders’ equity	10,263	1,338

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,103	$9,694

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Jeremy Feffer

LifeSci Advisors

917-749-1494

jeremy@lifesciadvisors.com

Public Relations Contact:
Joshua Berkman

Rubenstein Public Relations
212-805-3055
jberkman@rubensteinpr.com